Exhibit 99.1

Aksys Provides Update on Reduced Cash Consumption,

Accelerated R&D Spending in 2006 and 2007

LINCOLNSHIRE, IL, Oct. 12 /PRNewswire-FirstCall/ — Aksys, Ltd. (Nasdaq:AKSY), a pioneer in innovative dialysis systems, today announced continued reductions in cash consumption in 2006 while increasing spending on research and development through 2007. The Company used cash of $4.23 million in operations during the third quarter of 2006 and estimates cash use in operations of $4.75 million in the fourth quarter. Total cash used in operations  for 2006  is expected to be approximately $19.15 million, a 34% reduction compared to 2005.

For the full year of 2007, Aksys anticipates total cash used in operations will be within the range of $18.5 to $19.5 million. Of this amount, the Company estimates its cash requirements will be higher in the first and second quarters of 2007 due to expected accounting and other professional fees associated with the Company’s year-end reporting obligations.

Consistent with the reorganization plan put into place when Howard Lewin joined the Company as president and CEO, Aksys will continue to dedicate a higher percentage of the Company’s capital to fund research and development activities. Company management expects R&D spending to account for approximately 63% of cash used in operations in 2007, compared to 48% during the second half of 2006.

Aksys has separately filed today on Form 8-K with the Securities and Exchange Commission an investor presentation that will be delivered from time to time by management.

The estimated amount of cash consumption in the fourth quarter of 2006 and in 2007 does not include any costs related to a potential financing, any costs that may result from resolution of the Delphi Medical Systems matter and any other extraordinary matters.

About Aksys

Aksys, Ltd., designs, develops, and markets innovative hemodialysis products and services for patients suffering from kidney failure. The Company’s next-generation system, known as the G-2 system, is being designed to leverage the safety record, ease-of-use, and clinical benefits provided by the original PHD System, while significantly improving reliability and lowering costs. Patients with ESRD who dialyze at home benefit from improved quality of life, reduced mortality, and morbidity while reducing the associated high cost of in-hospital or in-clinic patient care. Further information is available on Aksys’ website: http://www.aksys.com/.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements include, without limitation, statements regarding the Company’s cash consumption and research and development expenses for the third quarter of 2006 and future periods, the expected capabilities and benefits of the Company’s G-2 system, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements reflect our views as of the date they were made with respect to future events and financial performance but are subject to many uncertainties and factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Any of these risks could make it difficult for us to produce the G-2 system on satisfactory commercial terms, if at all, and could adversely affect the price of our common stock and our business, financial condition and results of operations. We believe factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the Nasdaq Capital Market; (iii) risks relating to our ability to comply with regulatory clearances and approvals required to manufacture, market, and sell the current PHD system and the G-2 system, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the G-2 system by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (vi) risks related to quality control issues and consistency of service applicable to both systems; (vii) market, regulatory reimbursement and competitive conditions; (viii) risks related to the failure to meet additional development and manufacturing milestones for the G-2 system on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (ix) potential errors, design flaws or other problems with the G-2 system; (x) changes in QSR requirements; (xi) risks related to our ability to protect our intellectual property rights, operate without infringing the proprietary rights of others and develop additional patentable technology; and (xii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT: Juliane Snowden-Andrew, Investors, jsnowden-andrew@burnsmc.com , or Justin Jackson, Media, jjackson@burnsmc.com , all of Burns McClellan, Inc., +1-212-213-0006

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